Filed Pursuant to Rule 433 Registration No. 333-271899

**	Pricing Details** Bridgecrest $574+MM Subprime Auto ABS BLAST 2025-1

Joint Lead Bookrunners: Wells Fargo (Str), Citi, and Deutsche Bank

Co-Manager: Fifth Third

Capital Structure:

CL	Size(mm)	WAL^	S&P/KBRA**	P.WIN^	E.FNL^	L.FNL	BENCH	Spread	%YLD	%CPN	$PX
A-1	$ 85.200	0.10	A-1+/K1+	01-03	04/25	02/26	I-Curv	17	4.487	4.487	100.00000
A-2	$122.880	0.54	AAA/AAA	03-11	12/25	09/27	I-Curv	46	4.762	4.710	99.99731
A-3	$ 81.920	1.18	AAA/AAA	11-18	07/26	08/28	I-Curv	50	4.716	4.670	99.99982
B	$ 65.250	1.67	AA/AA	18-23	12/26	03/29	I-Curv	70	4.971	4.920	99.99975
C	$ 88.810	2.23	A/A	23-31	08/27	12/29	I-Curv	90	5.215	5.150	99.98088
D	$130.500	3.14	BBB/BBB-	31-45	10/28	11/30	I-Curv	135	5.710	5.640	99.99099
E	$ 48.940	3.71	BB/BB-	<Not Offered>

^	1.75% ABS to 10% Clean-Up Call
**	Expected Ratings

-Deal Summary-

Offered Size	:	$574,560,000
Exp. Settle	:	1/29/2025
Pxg Speed	:	1.75% ABS to 10% Call
Offering Format	:	Public/SEC Registered
First Pay Date	:	2/18/2025
ERISA Eligible	:	Yes
Exp. Ratings	:	S&P/KBRA
Min Denoms	:	$1k x $1k
BBG Ticker	:	BLAST 2025-1
B&D	:	Wells Fargo

-Available Information-

*	Preliminary Prospectus, FWP, and CDI : Attached
*	Intex Deal Name : wsblast_202501 Password: 24V4

*	Roadshow Link : https://dealroadshow.com | Passcode: BLAST251 (case sensitive)
*	Direct Link : https://dealroadshow.com/e/BLAST251

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